Exhibit 99.1

Vermillion Reports First Quarter 2014 Results

AUSTIN, Texas — May 15, 2014 — Vermillion, Inc. (NASDAQ: VRML), a multivariate diagnostics company focused on gynecologic cancers and women’s health, reported on its results for the quarter ended March 31, 2014.

Q1 2014 Key Developments

•

Formed ASPiRA LABS, Inc., a clinical laboratory which will specialize in applying biomarker-based technologies that address critical needs in the management of gynecologic cancers. ASPiRA LABS will provide diagnostic processing and results using a state-of-the-art biomarker-based diagnostic algorithm that aids in clinical decision making and advances personalized treatment plans.

•	Substantially increased U.S. field sales presence in order to increase the utilization of OVA1® and support the launch of ASPiRA LABS.
•

Announced the publication by The American Journal of Obstetrics & Gynecology of a new clinical study titled, "The Effect of Ovarian Imaging on the Clinical Interpretation of a Multivariate Index Assay," which addresses the relationship between imaging and OVA1 in assessing risk of ovarian cancer and provides additional evidence that helps physicians and health care providers understand the clinical value of OVA1.

•

Appointed Vermillion’s chairman of the board, James LaFrance, as the company’s president and chief executive officer, effective as of April 23, 2014, as Vermillion transitions to a phase where commercial build out and execution is of paramount importance. Mr. LaFrance has had a highly successful track record that spans 30 years of diagnostic experience, predominantly in sales, marketing and general management.

Management Commentary

“During the quarter, we advanced our OVA1 commercialization strategy on multiple fronts,” said James LaFrance, Vermillion’s chairman, president and CEO. “We formed ASPiRA LABS, our own national CLIA laboratory.

“We believe ASPiRA will enable us to control the entire customer experience and allow us direct access to payers. We believe this new lab, coupled with an increased sales presence in the field, represents a tremendous opportunity to increase adoption and awareness of OVA1.

Q1 2014 Financial Results

Total revenue in the first quarter of 2014 was $305,000, as compared to $328,000 in the same year-ago period. First quarter 2014 revenue was comprised of $191,000 in OVA1 product revenue and $114,000 in license revenue.

The product revenue in the first quarter of 2014 was derived from 3,817 OVA1 tests performed at the fixed $50 per test as reported by Quest Diagnostics, which compares to product revenue in the first quarter of 2013 that was derived from 4,274 OVA1 tests. The decrease in test volume was primarily due to Vermillion’s reorganization of its sales staff prior to the launch of ASPiRA LABS. The company expects ASPiRA LABS activity to increase product revenue in the second half of 2014 and as supported by an expanded sales team.

OVA1 product revenue in both the first quarter of 2014 and the year-ago period does not include the additional royalty component of revenue based on 33% of Quest Diagnostics gross margin. Vermillion will recognize this portion of revenue when it is reported by Quest Diagnostics in an annual ‘true-up’ after the end of the calendar year. The true-up is based on reimbursed and unreimbursed tests for which Quest Diagnostics considers the payment status as final.

Total operating expenses in the first quarter of 2014 increased to $4.2 million from $2.9 million in the year-ago quarter. The increase was primarily due to greater research and development headcount and increased collaboration costs with Johns Hopkins University to advance Vermillion’s platform migration and next-generation test, as well as costs attributed to the formation and branding of ASPiRA LABS.

Net loss for the first quarter was $4.0 million or $(0.11) per share, as compared to a net loss of $2.6 million or $(0.17) per share in the year-ago quarter.

As of March 31, 2014, cash and equivalents totaled $26.0 million. The company used $3.5 million in cash for operations in the first quarter of 2014, and expects to utilize $3.3 million to $3.8 million in cash in the second quarter of 2014.

Conference Call and Webcast

Vermillion will hold a conference call to discuss its first quarter results later today, Thursday, May 15, 2014, at 4:30 p.m. Eastern time.  Vermillion’s Chairman, President and CEO James LaFrance will host the call, followed by a question and answer period.

Date: Thursday, May 15, 2014

Time: 4:30 p.m. Eastern time (3:30 p.m. Central time)

Dial-in number: 1-800-772-3714

International dial-in number: 1-212-231-2920

Conference ID: 21715661

Webcast: http://edge.media-server.com/m/p/4dkdqqv3/lan/en

The conference call will be webcast live and available for replay via the investor section of the company's website at www.vermillion.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available approximately two hours after the call until May 29, 2014.

Toll-free replay number: 1-800-633-8284

International replay number: 1-402-977-9140

Replay ID: 21715661

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in gynecologic oncology and women’s health.

The company’s lead diagnostic, OVA1®, is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using an innovative algorithmic approach. As the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, OVA1 represents a new class of software-based diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding the activities of ASPiRA LABS, Inc., Vermillion’s future revenue and Vermillion's expected cash outlay. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this press release are based on Vermillion's expectations as of the date of this press release. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ from those projected in such forward-looking statements include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products or otherwise comply with applicable laws and regulations; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third-party payers such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty regarding Vermillion’s ability to generate sufficient demand for ASPiRA LABS’ services to cover the laboratory’s operating costs; (7) uncertainty whether the trading in Vermillion's stock will become significantly less liquid; and (8) other factors that are described in Vermillion's Form 10-K for the year ended December 31, 2013 and Vermillion’s Form 10-Q for the quarter ended March 31, 2014 filed with the Securities and Exchange Commission (the “SEC”). Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact:

Liolios Group, Inc.

Ron Both

Tel 1-949-574-3860

VRML@liolios.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$14,604	$8,007
Accounts receivable	166	137
Prepaid expenses and other current assets	227	348
Total current assets	14,997	8,492
Property and equipment, net	87	142
Total assets	$15,084	$8,634
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$422	$525
Accrued liabilities	1,485	1,074
Short-term debt	1,106	1,106
Deferred revenue	1,397	492
Total current liabilities	4,410	3,197
Deferred revenue	429	770
Total liabilities	4,839	3,967
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and
outstanding at September 30, 2013 and December 31, 2012, respectively	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized at September 30, 2013 and December 31, 2012; 23,487,927 and 15,200,079 shares issued and
outstanding at September 30, 2013 and December 31, 2012, respectively	23	15
Additional paid-in capital	340,669	328,097
Accumulated deficit	(330,447)	(323,445)
Total stockholders’ equity	10,245	4,667
Total liabilities and stockholders’ equity	$15,084	$8,634

Vermillion, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue:
Product	$216	$205	$640	$611
License	114	114	341	341
Total revenue	330	319	981	952
Cost of revenue:
Product	25	33	96	99
Total cost of revenue	25	33	96	99
Gross profit	305	286	885	853
Operating expenses:
Research and development(1)	553	429	1,591	1,883
Sales and marketing(2)	1,180	1,082	3,172	3,722
General and administrative(3)	889	1,073	3,160	3,381
Total operating expenses	2,622	2,584	7,923	8,986
Loss from operations	(2,317)	(2,298)	(7,038)	(8,133)
Interest income	7	7	15	23
Interest expense	—	(66)	—	(197)
Gain on sale of instrument business	—	50	—	1,830
Gain on litigation settlement, net	—	331	—	710
Reorganization items	—	—	—	88
Other income (expense), net	(4)	(45)	21	(92)
Loss before income taxes	(2,314)	(2,021)	(7,002)	(5,771)
Income tax benefit (expense)	—	—	—	—
Net loss	$(2,314)	$(2,021)	$(7,002)	$(5,771)
Net loss per share - basic and diluted	$(0.10)	$(0.13)	$(0.36)	$(0.39)
Weighted average common shares used to compute basic and diluted net loss per common share	23,486,496	15,057,027	19,472,105	14,972,877
Net loss	(2,314)	(2,021)	(7,002)	(5,771)
Foreign currency translation adjustment	—	—	—	(1)
Comprehensive Loss	$(2,314)	$(2,021)	$(7,002)	$(5,772)
Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$12	$25	$44	$99
(2) Sales and marketing	32	55	118	148
(3) General and administrative	22	168	143	552